AZ CORPORATION COMMISSION
FILED

JUN 20 2006

FILE NO. -0527136-6

EXPEDITED

ARTICLES OF AMENDMENT

A.R.S. §10-1006
FEE $25.00 A.R.S. §122.A

Western States Engineering, Inc.
[Name of Corporation]

1. The new name of the corporation is International Silver, Inc.

2. Attached hereto as Exhibit A is the text of each amendment adopted.

3. ☒ The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

   ☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

   ☐ The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

   ____

   ____

4. The amendment was adopted the 10th day of June, 2006.

5. ☐ The amendment was adopted by the ☐ incorporators ☐ board of directors without shareholder action and shareholder action was not required.

   ☒ The amendment was approved by the shareholders. There is (are) ONE voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

   The voting group consisting of 1,000 outstanding shares of Common [class or series] stock is entitled to 1,000 votes. There were 1,000 votes present at the meeting. The voting group cast 1,000 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-140 requires that changes to corporation(s) be executed by an officer of the corporation, whose file is to be changed.

CF: 0040
Rev: 09/03

$ PAID
60
-2547

~~The voting group consisting of ______________ outstanding shares of ______________ [class or series] stock is entitled to ______________ votes. There were ______________ votes present at the meeting. The voting group cast ______________ votes for and ______________ votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.~~

DATED as of this 20th day of June, 2006.

WESTERN STATES ENGINEERING, INC.
[name of corporation]

By [signature]

HAROLD R. SHIPES PRESIDENT
[name] [title]

CF: 0040
Rev: 09/05